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                                                                    Exhibit 99.1

CHRISTIAN SPEAKERS & ARTISTS ACQUIRED BY KINGDOM VENTURES

MINDEN, Nev., June 24, 2003 -- KINGDOM VENTURES, INC. (OTCBB: KDMV - News), a rapidly growing church development company, announced today it has signed an agreement to acquire the assets of Christian Speakers and Artists (CSA) (WWW.CHRISTIANSPEAKERS.COM), the largest Christian speakers booking company in the U.S. By inviting well-known public figures to their fundraisers, churches can typically attract more people to these events, raise more money and enhance their own credibility in the process.


CSA enables ministries to gain access to dozens of high-performance Christian fundraisers, including John Maxwell, Jeff Allen, Jerry Falwell, Alan Keyes, Zig Ziglar, Marc Victor Hansen, Art Linkletter, Lisa Welchel, Oliver North and Barbara Bush. CSA'S artist roster consists of best-selling Christian artists and groups, such as Russ Lee - with ten number one songs on Christian radio.


"This acquisition should add another $3 to 4 million in revenues to our top line in 2003, and potentially boost our earnings as well. This is a highly synergistic acquisition. Speaking engagements will provide additional distribution opportunities for Christian Times. And when appropriate, we could also sell our Christian merchandise at these events, increasing the profitability for all parties involved," says Gene Jackson, President and Chief Executive Officer of KINGDOM VENTURES, INC.


"CHRISTIAN SPEAKERS play an important role in fundraising events. Even though religious organizations receive the largest share of all the money households donate to charities, these donations don't happen by accident. According to the most recent findings, 81% of American households gave a donation when asked, and 77% were motivated by personal requests for contributions. This is why having a well-known celebrity to be present in your fundraising event can be extremely powerful. High profile guest speakers can generate big donations to good causes," says Jackson.


KINGDOM VENTURES' divisions and/or subsidiaries include Christian Times -- the nation's largest regional Christian newspaper chain, KINGDOM VENTURES Church Financing, Xtreme Notebooks, Inc. (the company's church technology unit), iExalt.com (a popular Christian web portal), Yahwear Clothing (Christian apparel), CMA (Christian Merchants Association) and Kingdom Connect (Church Internet initiative).


The company's goal is to touch more than 75,000 churches within the next three years. To date, the company's key executives have already worked with over 10,000 churches.


For more information on KINGDOM VENTURES, visit HTTP://WWW.KDMVCORP.COM.


To sign up for shareholder alerts, visit
HTTP://WWW.KDMVCORP.COM/IR_SHAREHOLDERALERTS.HTM.


To learn more about CHRISTIAN SPEAKERS & ARTISTS, visit
HTTP://WWW.CHRISTIANSPEAKERS.COM.


All statements other than statements of historical fact included in this press release are "forward-looking statements." The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated.


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Contact:

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FOCUS PARTNERS, LLC (FOR KINGDOM VENTURES)
David Zazoff, 212/752-9445
KDMV@FOCUSPARTNERS.COM
IR@KDMVCORP.COM

or

KINGDOM VENTURES, INC.
800-839-2506 Toll Free
GENE@KDMVCORP.COM
775/267-2242 Local
775/267-2661 Fax